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                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Walden Residential Properties, Inc. on Form S-8 of our report dated March 3, 1997 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for the cost of replacement carpets), with respect to the consolidated financial statements and schedule of Walden Residential Properties, Inc. and our report dated March 3, 1995, with respect to the combined financial statements of Walden Predecessors included in the Annual Report on Form 10-K of Walden Residential Properties, Inc. for the year ended December 31, 1996.




DELOITTE & TOUCHE LLP

Dallas, Texas
March 28, 1997